Exhibit 10.37.1

Execution Copy       of 3

PLASMA SALE/PURCHASE AGREEMENT

This Plasma Sale/Purchase Agreement (the “Agreement) is made, entered into and effective as of January 1, 2003 (the “Effective Date”) by and between ZLB Bioplasma Inc., a Delaware corporation doing business as ZLB Plasma Services, having an address at 5201 Congress Avenue, Suite D220, Boca Raton, Florida 33487 (“ZLB”), and Bayer HealthCare LLC, a Delaware limited liability company, having an address at 79 T.W. Alexander Dr., 4101 Research Commons, Research Triangle Park, North Carolina 27709 (“Buyer”).  ZLB and Buyer are at times referred to in this Agreement individually as a “Party” and/or collectively as the “Parties.”

RECITALS

WHEREAS, ZLB is in the business of collecting and producing Plasma from human donors at ZLB’s collection facilities within the United States;

WHEREAS, Buyer desires to purchase Plasma (as defined hereinbelow) from ZLB, and ZLB desires to sell such human Plasma to Buyer on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the foregoing premises, which are hereby incorporated as part of this Agreement, and the mutual covenants, agreements and undertakings set forth herein, the Parties hereby agree as follows:

1.                                      DEFINITIONS

The following terms, wherever used in this Agreement, shall have the meanings set forth below:

1.1          “Affiliate” shall mean any subsidiary, parent company, or other legal entity that directly or indirectly controls, is controlled by, or is under common control with or of a Party.  For purposes of this definition, “control” means the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of the legal entity, the right to receive more than fifty percent (50%) of the profits or earnings of the legal entity, or the right or power to direct the policy decisions of the legal entity.

1.2          “Confidential Information” shall mean the proprietary, non-public information of a Party provided by such Party to the other Party pursuant to or in furtherance of this Agreement and designated as confidential by the disclosing party.  Confidential Information shall specifically include the fact of this Agreement as will as the terms and conditions hereof and all Schedules attached hereto, as well as any other pricing or volume or other information arising out of the relationship memorialized by this Agreement.  “Confidential Information” shall not include information that the receiving Party can demonstrate through competent evidence was: (i) within its knowledge or possession prior to disclosure by the disclosing Party; (ii) in the public domain at the time of disclosure or subsequently entered the public domain through no fault of the receiving Party, or (iii) disclosed to the receiving Party by a third party with the right to make such disclosure.

1.3          “Plasma” shall mean Normal Source Plasma that meets the definitions and specifications set forth in Schedule 1.

2.                                      SALE/PURCHASE OBLIGATIONS OF THE PARTIES

2.1          Quantity.  Commencing on the Effective Date (as defined hereinafter) and continuing through the end of the Term of this Agreement, ZLB shall sell and Buyer shall purchase each calendar year under this Agreement such annual minimum quantities of Plasma as is set forth in Schedule 2.  Not less than 180 days prior to the expiration of each calendar year throughout the Term of this Agreement, the Parties (through their respective Contract Managers as designated pursuant to section 6.6 hereof) shall negotiate any agreed additional quantities of Plasma, in excess of the annual minimum quantity which shall be sold and purchased respectively by the Parties during the next calendar year.  This process may be generally referred to or described as the Parties’ annual quantity negotiations, which shall be concluded no later than 120 days prior to commencement of the next following calendar year.  Notwithstanding, in no event shall a single Party require or demand in or as part of an annual quantity negotiation that the deliverable quantity of Plasma be reduced below the minimum quantity as stated in Schedule 2 for the then-current calendar year.

All Plasma shall be deliverable in such increments as are available and as ZLB and Buyer may from time to time agree as to the frequency and schedule for pick-up/delivery.  ZLB agrees to provide Buyer a twelve (12) month rolling forecast estimating its deliverables, ZLB shall use its best efforts to deliver the quantities of Plasma as agreed hereunder and as stated in Schedule 2 throughout the term of this Agreement, however, ZLB shall not be in breach or default of this Agreement so long as it tenders ± 5 percent of the minimum quantity.

2.2          Delivery.  Except as otherwise agreed in writing by the Parties, all deliveries of Plasma shall be FOB ZLB’s warehouse or other designated (by ZLB) facility.  The shipping agent or carrier shall be selected and contracted by Buyer.  Title to and risk of loss shall pass from ZLB to Buyer when the purchased Plasma is provided to or placed with or on the Buyer’s shipping agent or transport carrier.

2.3          Price .  The price that Buyer shall pay ZLB for the Plasma to be delivered during the initial calendar year is set forth in Schedule 2.  Such price is exclusive of freight and shipping charges, storage, insurance, handling and forwarding agents’ fees, sales, value-added and other taxes, tariffs and duties, and any other applicable transportation and delivery costs, all of which shall be the sole burden and responsibility of Buyer.

The price for Plasma delivered under this Agreement in and for each calendar year after the initial calendar year shall be as negotiated by the Parties, which negotiations shall take place concurrently (through the Parties’ respective Contract Managers) with the annual quantity negotiations as stated in section 2.1 above.  Such price negotiations shall be undertaken in good faith by each Party with the purpose and intent to agree to a fair and reasonable price reflective of the then-current fair market price for Plasma in the United States.  In this regard, the Parties shall take into account in such price negotiations the then-current economic conditions and trends, within the plasma (human) industry and otherwise, market prices, cost indices and other applicable factors (collectively, “Price Factors”).  This process may be generally referred to or described as the Parties’ annual price negotiations, which shall result in and be documented and reflected annually as an amendment to Schedule 2 not later than 120 days prior to the commencement of the next following calendar year, provided, however, that in the event the Parties are unable by this time to mutually agree to a price for the Plasma to be sold/purchased under this Agreement during any calendar year, each Party shall then immediately designate an authorized senior corporate officer to negotiate such price based upon the stated Price Factors.  In the event such senior corporate officers are unable to mutually agree to a price within 30 days, then the Parties shall jointly submit the dispute to expedited arbitration for determination by three (3) experienced arbitrators in accordance with the provisions of the American Arbitration Association for the arbitration of commercial disputes and the stated Price Factors.  Each party shall be entitled to designate one arbitrator for such proceeding, and the two party-designated arbitrators shall then select the third arbitrator who shall serve as chairman.  The costs of any arbitration hereunder, including administrative and arbitrators’ fees, shall be shared equally by ZLB and Buyer.  Each Party, however, shall bear in full its own costs, expenses and attorneys’

fees.  The final decision of the arbitration tribunal convened in accordance herewith shall be final, binding and fully enforceable against the Parties, and neither the jurisdiction or authority of such tribunal, nor the validity of its decision or award shall be subject to challenge or contest by either Party.

In the event a price dispute remains unresolved as of the expiration of a calendar year the then existing price shall continue in effect until resolution.  Notwithstanding, any resolution shall thereafter be retroactively effective and “trued-up” to the commencement of the affected calendar year.  Notwithstanding the foregoing, ZLB and Buyer do hereby agree that in no event during the term of this Agreement shall the price) for Plasma during any calendar year be less than the price for the immediately preceding calendar year.

Moreover, and notwithstanding any other provision of this Agreement, and specifically but without limitation this section and section 2.9, in the event ZLB is obligated by any regulatory body or agency or otherwise requested or compelled by Buyer at any time during the term of this Agreement to perform or implement any new testing or other quality procedure not specifically contemplated under this Agreement, which results in a material increase to ZLB’s actual costs hereunder, the price then in effect under this Agreement shall automatically and concurrently be proportionately increased to reflect all of ZLB’s corresponding additional costs.  Correspondingly, in the event that Buyer at any time during the term of this Agreement reduces or eliminates any testing or other quality procedure so as to result in an actual material decrease in ZLB’s incurred costs to procure, store, provide or supply the Plasma hereunder to Buyer, the price then in effect under this Agreement shall be proportionately decreased to reflect all of ZLB’s corresponding costs savings.

2.4          Right of First Refusal.  ZLB hereby grants to Buyer a right of first refusal to purchase annually any quantities of Plasma that ZLB has available for sale in excess of the annual quantity to be supplied pursuant to Section 2.1 of this Agreement, which right shall be exercisable once annually in connection with the Parties’ annual quantity negotiations.  In this regard, in connection with the Parties’ annual quantity negotiations, ZLB shall notify Buyer in writing of such additional/excess Plasma that ZLB has available for sale, if any, and the price at which ZLB will offer such quantities to Buyer.  The price at which such excess Plasma may be sold by ZLB to Buyer under this provision shall be as agreed by ZLB and Buyer in their sole discretions, respectively, without regard to the priceor other provisions (including but not limited to the provisions regarding price disputes) called for under the terms of Section 2.3 of this Agreement.  Notwithstanding, in the event Buyer elects not to purchase all of such excess quantities of Plasma so offered by ZLB, ZLB shall not offer or otherwise agree to sell such Plasma to any other third party, except for ZLB’s Affiliates, at a price less than the lowest price offered to Buyer under this right of first refusal provision for a period of 30 days following Buyer’s rejection.  For purposes of this Section, whether ZLB has excess Plasma available for sale shall be determined by ZLB in its sole discretion, but in accordance with the principles of the right of first refusal conveyed herein, after taking into account the plasma supply requirements of ZLB’s Affiliates, including but not limited to ZLB Bioplasma AG and CSL Bioplasma, and all other commercial supply obligations for which ZLB has then contracted.  Buyer shall have 30 days following the date of ZLB’s first offer of excess Plasma for sale in accordance herewith to exercise (which exercise shall be in writing) its rights hereunder.  Absent Buyer’s timely delivery of written notice of such exercise, which must include an agreement between the parties on price, Buyer shall be determined to have rejected ZLB’s tender and ZLB shall be free to offer such excess Plasma for sale to any third party, subject only to the thirty (30) day pricing limitations stated herein.

In consideration for the aforesaid right of first refusal, Buyer does hereby grant to ZLB the right to compel Buyer to purchase, in addition to the agreed minimum quantities set forth in this Agreement and Schedule 2, up to 100,000 liters of additional Plasma (“Additional Plasma”)

deliverable in each of calendar years 2006, 2007 and 2008.  Notwithstanding, for ZLB to timely exercise such right, it must so notify Buyer in writing not less than 12 months in advance of the applicable calendar year, respectively, in order to compel Buyer’s purchase of up to 50,000 liters of Additional Plasma in such calendar year, or not less than 18 months in advance of the applicable calendar year, respectively, in order to compel Buyer’s purchase of more than 50,000 liters of Additional Plasma (but not to exceed 100,000 liters) in such calendar year.  The price at which such Additional Plasma shall be purchased by Buyer shall be the same as the contract price for the Plasma otherwise purchased and sold in such calendar year under this Agreement.

2.5          Terms of Payment.  Buyer shall pay ZLB in full for each delivery of Plasma hereunder within thirty (30) days of the date of ZLB’s corresponding invoice.  Such invoice shall not be dated or submitted prior to delivery of the underlying Plasma.  All payments shall be made in U.S. Dollars by wire transfer to ZLB’s designated bank.  In the event any payment is not timely made in accordance herewith, such invoice shall thereafter accrue interest, in addition to all other amounts due, at the rate of six percent per annum on all amounts past due which are not the subject of a good faith payment dispute.  In the event, ZLB is materially delayed or otherwise prevented from shipping any Plasma and correspondingly invoicing Buyer due solely to acts or omissions of Buyer, and in the event ZLB incurs material costs or expenses as a result thereof, e.g., extraordinary shipping, storage, or cost of funds expense, ZLB may submit the same to Buyer for payment.

2.6          Governing Documents.  All sales of Plasma hereunder shall be subject solely to the terms and provisions of this Agreement and shall not be subject to other terms, conditions or provisions contained in any other purchase order, writings, etc. except to the extent setting forth or confirming quantity or schedule for delivery.  Furthermore, in the event of any inconsistency or discrepancy between the terms and conditions of this Agreement andany the schedule hereto, or any other record, the terms of this Agreement shall prevail.

2.7          Records and Compliance Matters.  ZLB shall, at its expense keep and maintain detailed records pertaining to the amount and type of Plasma sold hereunder during the term of this Agreement and for a period of twenty (20) years following the date of termination or expiration of this Agreement.  Such records shall be made available for inspection by Buyer during normal business hours, on reasonable advance written notice.

Each Party shall obtain all necessary licenses, permits, certificates of origin, and other requisite documents, including approvals and registrations, and pay all applicable fees, charges, customs duties and taxes incurred in the performance of its obligations under this Agreement.  Both Parties shall comply with all applicable laws, regulations, rules, and guidelines pertaining to their performances under this Agreement, including but not limited to those set forth in U.S. Code of Federal Regulations, 21 C.F.R. §§600-640, and any other applicable local, state or federal law, regulation or ordinance within the United States.

2.8          Waivers, Modifications, and Additions.  No waiver, modification, or addition to the terms and conditions of this Agreement or any Schedule hereto is or shall be binding unless mutually agreed and accepted in writing by ZLB and Buyer.

2.9          Approved Bayer Center.  ZLB will supply and Buyer shall accept Plasma from Approved Bayer Centers only.  For the purposes of this Agreement, a center is an Approved Bayer Center, if: (i) the operator and or the center has received all necessary regulatory approvals and permits, including, FDA, iQPP, CLIA, required state licensing, licensing by the German authorities, and (ii) the center has been added by, and remains on the Buyer’s Compliance Department’s list of Approved Bayer Centers (currently labeled SQID), and which List of Approved Bayer Centers, as may be amended from time to time by Buyer in accordance with the terms and conditions herein, is incorporated in this Agreement as Schedule 4.  No center may be added as an Approved Bayer Center under this Agreement without satisfying all the requirements of this Agreement and of Buyer’s Compliance Department and Buyer may not remove a center from the list of Approved Centers to alter quantities deliverable under this Agreement.

2.10        Quality.  Any and all revisions sought by Buyer to the initial specifications set forth in Schedule 1 shall be sent to ZLB for review and approval.  Buyer shall advise ZLB of any and all anticipated changes to specifications as soon as practicable and so as to provide ZLB with as much advanced notice as possible.  ZLB shall have 15 days to agree to implement or respond to Buyer for its reasons for refusing to implement such revisions.  In the event ZLB and Buyer cannot resolve any disputes as to the implementation of any revision, other than the impact on pricing in accordance with section 2.3, either Party may terminate this Agreement upon 30 days notice to the other Party.  If any center is closed as a result of regulatory sanctions placed on ZLB by the FDA, if ZLB or any center receives a warning letter or consent decree from the FDA, or if ZLB or any center is involved in other serious problems that might affect the quality of the Plasma, ZLB must notify Buyer immediately, and in any event not later than five business days after ZLB learns of the letter, consent decree or other problem.

If any center is found by Buyer to be clearly deficient in following procedures, ZLB will have 30 business days to provide, in writing, a corrective action plan acceptable to Buyer.  If the action plan is unacceptable or if the center cannot provide Plasma within 90 days of any such event, then, at Buyer’s option, this Agreement can be modified to eliminate such center.

Notwithstanding anything to the contrary set forth herein this Agreement, in the event ZLB is unable to supply the agreed contracted quantity of Plasma in any calendar year as a result of the removal of one or more centers from the List of Approved Bayer Centers, the Parties agree that they shall negotiate and work in good faith to restore ZLB’s Plasma supply capabilities by designating additional replacement Approved Bayer Centers for performance under this Agreement.

3.                                      WARRANTIES, REPRESENTATIONS, & INDEMNIFICATION

3.1          Warranties and Representations.  Each Party represents and warrants that:

(a)           Such Party is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated.

(b)           Such Party has the corporate and legal power and authority to enter into this Agreement and to perform its obligations hereunder including the extension of rights granted pursuant to this Agreement, and such Party has taken all necessary corporate action to authorize the execution and delivery of this Agreement and to perform its obligations hereunder.  This Agreement, once executed and delivered by the Parties shall constitute a legal, valid and binding obligation enforceable against each Party in accordance with the terms hereof.

(c)           All necessary consents, approvals, registrations, and authorizations of all governmental authorities and other persons and entities required of such Party in connection with this Agreement have been obtained.

(d)           The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder do not conflict with or violate any applicable law or regulation and do not conflict with, or constitute a default under, any contractual obligation of such Party.

(e)           There are no adverse proceedings, claims, or actions pending or, to the best of such Party’s knowledge, threatened which would adversely impact the ability of such Party to perform its obligations hereunder.

(f)            Such Party has not made and, during the term of this Agreement, will not make any commitments to any other person or entity that is or may be inconsistent or in conflict with any rights granted under this Agreement.

3.2          ZLB Warranty and Representation.  ZLB warrants and represents that the Plasma delivered hereunder shall conform to the Plasma specifications set forth in Schedule 2 and shall have been collected, stored and delivered to or placed with the Buyer’s designated agent/carrier in accordance with applicable laws, rules, regulations and current Good Manufacturing Practices (cGMP) regulations as published and/or amended from time to time by the FDA.  ZLB further warrants and represents that the Plasma delivered hereunder shall not, as of the date of delivery to or placement with Buyer’s agent/carrier, be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, shall be in full compliance with the Biological Products Section of the Public Health Service Act, and applicable regulations and shall be in full compliance with any applicable international, federal, state, or local laws or regulations.

Buyer shall be entitled to audit ZLB’s collection and/or testing facilities, if any, upon not less than 15 business days request, and in no event shall such audits occur more frequently than once every 12 months.  No audit shall continue in duration for more than three business days.

THE EXPRESS WARRANTIES PROVIDED IN THIS SECTION 3.2 ARE IN LIEU OF, AND ZLB HEREBY DISCLAIMS, ALL OTHER CONDITIONS, WARRANTIES AND REPRESENTATIONS IN RESPECT OF PRODUCTS, WHETHER EXPRESS OR IMPLIED, BY STATUTE, CUSTOM OF TRADE OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY CONDITION, WARRANTY OR REPRESENTATION RELATING TO THE DESCRIPTION OR QUALITY OF PRODUCTS, THEIR MERCHANTABILITY OR THEIR FITNESS FOR A PARTICULAR PURPOSE OR USE UNDER ANY CONDITIONS AND ANY SUCH CONDITION, WARRANTY OR REPRESENTATION IS HEREBY EXCLUDED.

3.3          Insurance.  Each Party represents and warrants to the other that it shall, at its sole cost and expense, procure and maintain comprehensive product and general liability and errors and omission insurance in amounts not less than $10,000,000.00 per incident and $20,000,000.00 annual aggregate.

3.4          Limitation of Liability.  Notwithstanding any other provision of this Agreement, in no event shall either Party incur monetary liability to the other, annually in the aggregate, for beach or violation of this Agreement, or for any other acts or omissions in connection with any performances under this Agreement, in excess of the gross value of the Plasma delivered or to be delivered in the calendar year in which the incident occurred.

4.                                      TERM AND TERMINATION

4.1          Term of Agreement.  The term of this Agreement shall .commence on the January 1, 2003 (the “Effective Date”) and shall continue in full force and effect until December 31, 2008, unless terminated earlier in accordance with this Agreement.  Thereafter, this Agreement shall renew annually with an annual minimum Plasma supply/purchase obligation of 100,000 liters, unless otherwise cancelled by either Party upon not less than 120 days notice prior to the end of the then current calendar year.

4.2          Termination for Cause.  Either Party shall have the right to immediately terminate this Agreement in the event the other Party fails to perform any of its material obligations under this Agreement and such failure to perform is not cured within 30 days of written notice of such failure.  The right of any Party to terminate this Agreement pursuant to this Section 4.2 shall not be affected in any way by its waiver or failure to take action with respect to any prior default.  The Party not in default shall be entitled to terminate this Agreement without prejudice to any other rights conferred on it by this Agreement or under law or equity.  A termination shall not relieve a Party from any obligations survive termination or expiration of this Agreement.

4.3          Provisions Surviving Termination.  The provisions of this Agreement shall survive any termination to the degree necessary to permit their complete fulfillment or discharge.

5.                                      CONFIDENTIALITY

5.1          Confidentiality.  Except as expressly provided herein, each Party agrees, for itself and its successors, assigns and Affiliates, that for the term of this Agreement and for two (2) years thereafter, it shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose, other than for performing hereunder, any Confidential Information.  Notwithstanding, a Party may disclose Confidential Information to the extent such disclosure is reasonably necessary to prosecute or defend litigation and to comply with applicable governmental law or regulation; provided, however, if a Party intends to make a disclosure of Confidential Information under any circumstance, that Party shall give reasonable advance notice to the other of such intended disclosure, and the disclosing Party shall thereafter use its best efforts to secure confidential treatment (whether through protective orders, confidentiality agreements or otherwise) of such Confidential Information in connection with any disclosure or potential disclosure.

5.2          Disclosures to Employees.  Each Party may disclose Confidential Information to their employees, contractors, consultants and agents on a need to know basis, provided that such disclosing Party, shall require that any individual or entity receiving such Confidential Information protect it in the same manner and to the same extent as that individual or entity would treat its own or its principal’s confidential information.

6.                                      MISCELLANEOUS

6.1          Force Majeure.  A Party’s failure to perform its obligations under this Agreement due to “acts of God,” acts of governments, riots, wars, accidents, deficiencies in supplies, materials or transportation or other causes of any nature beyond such Party’s control, including without limitation acts of terrorism, civil commotion, national emergency epidemics, hurricane, embargo, flood, fire, or any law, proclamation, regulation, ordinance or other act or order of any court, government or governmental agency, shall not be deemed to be a breach of this Agreement, provided that the non-performing Party (i) provide the other Party timely written notice of the existence and nature of any reason for nonperformance and (ii) resume performance immediately upon the elimination of the impeding force majeure.  In the event that performance under this Agreement is prevented 180 consecutive days or 180 days in any calendar year period by virtue of a force majeure, either Party may then, upon five business days written notice to the other Party, terminate this Agreement.

6.2          Assignment.  Neither Party may, without the prior express written consent of the other, assign or transfer this Agreement or any respective right(s) or obligation(s) hereunder, which consent may not be unreasonably withheld.  Notwithstanding, either Party may assign or transfer this Agreement (i) to a successor entity, solely in the event of an acquisition or merger by or with another entity, upon thirty (30) days prior written notice to the non-assigning Party, provided the non-assigning Party thereafter provides its written consent to such assignment or transfer, which consent shall not be unreasonably withheld, and that the assignee agrees in writing addressed to the non-assigning Party to assume all of the rights and the obligations of the assigning Party; or (ii) to an Affiliate of the assigning Party, without consent of the other Party.  In no event shall any assignment, whether with or without required consent by the non-assigning Party, relieve in any form or part the assigning Party from continued liability and responsibility for its performances and obligations under the terms and conditions of this Agreement.

6.3          Successors.  This Agreement shall be binding upon and inure to the benefit of each Party’s successors and permitted assigns.  Nothing in this Agreement, whether express or implied, is intended nor shall be deemed or construed to confer upon any person, other than the Parties and permitted successors and assigns, any right, remedy or claim under or by reason of this Agreement.

6.4          Independent Contractor.  The relationship between ZLB and Buyer in connection with this Agreement is and shall at all times remain that of vendor and vendee as independent contractors.  Nothing contained in or resulting from this Agreement or the performances called for hereunder shall be deemed or construed to create an employer/employee, fiduciary, joint venture, partnership, co-owner or other such relationship between the Parties.  Further, nothing within or deriving from this Agreement shall (i) give either Party the power to direct or control the day-to-day activities, expressly including marketing activities, of the other or (ii) allow either Party to create or assume any obligation on behalf of the other for any purpose whatsoever, except to the extent, if any, expressly so set forth in this Agreement.

6.5          Governing Law and Disputes.  This Agreement shall be governed by and construed in accordance with laws (substantive, procedural and/or otherwise) of the State of New York, U.S.A., without regard to conflicts of laws principles.  The United Nations Convention on the International Sale of Goods dated April 11, 1980 is not applicable.

6.6          Contract Management.  During the Term of this Agreement, both Parties shall cause their representatives (with an agreed number from each Party) to meet at least once per calendar year as a “Contract Management Committee” to discuss the Parties joint and respective performance of the Agreement.  TheContract Management Committee shall operate by consensus and not by majority vote, provided that the contract management committee shall have no authority to amend this Agreement in any part.  Notwithstanding, the Contract Management Committee shall act in good faith throughout the Term of this Agreement to resolve any disputes between the Parties with respect to this Agreement.

6.7          Notices.  As of the Effective Date, each Party shall nominate and designate its own respective “Contract Manager” who shall be deemed hereunder to be primarily responsible for such party’s administration and correspondence under this Agreement.  All notices, reports, requests, statements, or communications required, permitted, or sought to be given by or to a Party with regard to this Agreement shall be in writing and shall be addressed and sent by and/or to the designated Contract Managers and each party’s legal departments as set forth in Schedule 3 hereto.  Either Party may amend its designated Contract Manager upon proper notice hereunder to the other.  Delivery of notice hereunder may be made by personal service, registered mail with return receipt, or fax with confirmed answer-back, and shall be deemed effective upon receipt.

6.8          Entire Understanding.  This Agreement, along with the Schedules attached hereto and incorporated herein, contain the entire understanding of the Parties with respect to the subject matter of this Agreement.  There are no representations, promises, covenants or understandings other than those expressly set forth herein.  No rights or duties on the part of either Party shall be implied, inferred or created beyond those expressly provided for in this Agreement.  The Parties may, from time to time during the term of this Agreement, modify, vary, alter or amend any of the provisions of this Agreement, including the Schedules, but only through a written agreement therefore duly executed by both Parties.  No waiver of any term, provision, condition, or default of this Agreement shall be construed as a waiver of any other term, provision, condition, or default.

6.9          Severance.  If any provision of this Agreement is determined any tribunal with competent jurisdiction to be unenforceable or in conflict with the law of any jurisdiction, the validity or enforceability of the remaining provisions hereof shall not be affected or otherwise impaired by such determination.  Rather, the affected provision shall be severed from the Agreement, and in the event such severed provision materially affects the consideration of either Party hereunder, the Parties shall thereupon negotiate in good faith an agreement for an acceptable amendment to replace such severed provision so as to maintain the intentions of the Parties hereunder at all times.

6.10        Headings.  The headings of each section, paragraph or article within this Agreement are intended for convenience only and shall not be construed or deemed in any way to affect the interpretation of any provision within the Agreement.

6.11        Singular and Plural Terms.  Where required by the context of this Agreement, singular terms shall be considered plural, and plural terms shall be considered singular.

6.12        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one instrument representing the Agreement.

IN WITNESS WHEREOF, the Parties do hereby respectively cause this Agreement to be executed and delivered by their duly authorized officers.

Bayer HealthCare LLC	ZLB BIOPLASMA INC. dab
(“BUYER”),	ZLB PLASMA SERVICES (“ZLB”),
signed by its duly authorized	signed by its duly authorized
Representative,	representative,

By:	/s/ Robert J. Montag	By:	/s/ Gordon Naylor

Name:	Robert J. Montag	Name:	Gordon Naylor

Title:	Vice President of Supply Chain Bayer Biological Products	Title:	Senior Vice President